Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Thorne HealthTech, Inc.

New York, New York

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 19, 2021, except for the disclosure regarding disaggregated revenues by sales channel within Note 2, as to which the date is June 4, 2021, and except for the effects of the stock split discussed in Note 21, as to which the date is September 13, 2021, relating to the consolidated financial statements of Thorne HealthTech, Inc. (the “Company”), which is included in the Company’s Registration Statement on Form S-1 (333-257987), as amended.

/s/ BDO USA, LLP

Raleigh, North Carolina

September 24, 2021